Covenant Summary March 17, 2009

Subordinated Debt Case

Proposed Transaction Overview

- HLND issues subordinated debt of $75 million at 6/30/09.
  - 3% cash interest
  - 9% PIK interest
  - 2.8 million warrants allow for purchase of 2.8 million units for $1.75 per unit at 6/30/2013
    - Represents 30% of current unit outstanding
    - $5.0 million cash proceeds from warrants used to repay senior debt
- $0.45 MQD continues to be paid.
- Excess cash flow used to pay down debt.
- Credit facility covenants renegotiated with banks.
  - Senior debt covenant raised to 5.5x
  - Senior debt interest coverage covenant lowered to 2.5x starting in Q3 '09
  - Total debt covenant raised to a maximum of 8.25x over time
  - Total debt interest coverage covenant lowered to 1.75x over time
  - Pricing grid assumed to increase by 250 bps

Covenant Summary

	2009 Quarterly Projections				Annual Projections		
	1Q 2009	2Q 2009	3Q 2009	4Q 2009	2009	2010	2011
Forecasted Senior Debt/LTM EBITDA	4.41x	3.34x	4.01x	4.26x	4.26x	4.46x	5.37x
Current Covenant	4.75x	4.75x	4.75x	4.00x	4.00x	4.00x	4.00x
Requested Covenant	same	same	5.50x	5.50x	5.50x	5.50x	5.50x
Forecasted Total Debt / LTM EBITDA	4.41x	4.70x	5.68x	6.07x	6.07x	6.53x	8.00x
Current Covenant	4.75x	4.75x	4.75x	4.00x	4.00x	4.00x	4.00x
Requested Covenant	5.00x	5.25x	6.50x	6.50x	6.50x	7.00x	8.25x
Forecasted LTM EBITDA/LTM Interest Expense (Sr. Debt)	3.99x	3.53x	2.98x	3.06x	3.06x	3.35x	2.56x
Current Covenant	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x
Requested Covenant	same	same	2.50x	2.50x	2.50x	same	2.25x
Forecasted LTM EBITDA/LTM Interest Expense (Total Debt)	3.99x	3.53x	2.87x	2.83x	2.83x	2.80x	2.15x
Current Covenant	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x
Requested Covenant	same	same	2.50x	2.50x	2.50x	2.50x	1.75x

Wachovia Securities

2

Going Private Case Proposed Transaction Overview Harold Hamm and affiliates purchase 4.0 million units of HLND and 8.4 million units of HPGP in a Going Private transaction. Harold Hamm and affiliates contribute $37.8 million in additional equity to comply with revised debt covenants. Assumed senior leverage allowed up to 5.0x Debt / EBITDA Free cash flow used to repay revolver. Dividends allowed to the extent that the total debt balance will not exceed 4.0x EBITDA in the current year or future years Going Private transaction is financed with cash from Harold Hamm and affiliates. Target leverage at close of 5.0x 2009E EBITDA Credit facility covenants renegotiated and amended Total debt covenant raised to 5.0x Total debt interest coverage covenant lowered to 2.5x in 2011 Assumed 250 bps increase to current grid Covenant Requests Annual Projections 2009 2010 2011 Forecasted Total Debt / EBITDA 4.7x 4.4x 4.6x Current Covenant 4.0x 4.0x 4.0x Requested Covenant 5.0x 5.0x 5.0x Forecasted EBITDA / Interest Expense 3.2x 3.4x 2.9x Current Covenant 3.0x 3.0x 3.0x Requested Covenant same same 2.5x 3